Exhibit 10.38

Therma-Wave, Inc.

JOSEPH PASSARELLO EMPLOYMENT AGREEMENT

     This Agreement is entered into as of April l1, 2005, (the “Effective Date”) by and between Therma-Wave, Inc. (the “Company”), and Joseph Passarello (“Executive”).

     1. Duties and Scope of Employment.

          (a) Position and Duties. As of the Effective Date, Executive will serve as Senior Vice President and Chief Financial Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the President and CEO and/or as are contemplated by the Company’s bylaws. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

          (b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

     2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice, subject to the provisions of paragraph 9 of this Agreement below. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

     3. Place of Employment. The Executive’s services shall be performed at the Company’s principal executive offices in Fremont, California. The parties acknowledge, however, that the Executive may be required to travel in connection with the performance of his duties hereunder.

     4. Compensation.

          (a) Base Salary. For all services to be rendered by the Executive pursuant to this Agreement, the Company agrees to pay the Executive during the Employment Period a base salary (the “Base Salary”) at a rate of $4,517.00 per week. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices. The Company agrees to review the Executives job performance and Base Salary ninety (90) days after the effective date of this Agreement. Thereafter, the Company agrees to review the Executive’s job performance and Base Salary at least annually as of the payroll payment date nearest each anniversary of the Effective

Date (beginning in 2006) and to make such changes therein as deemed appropriate by the President and CEO, and as the Board of Directors may approve.

          (b) Bonus. Beginning with the Company’s 2005 fiscal year and for each fiscal year thereafter during the Employment Period, the Executive will be eligible to receive an annual bonus (the “Bonus”) of up to 35% of the Executive’s Base Salary for such fiscal year based upon certain financial and individual performance criteria to be determined by the President and CEO and the Board of Directors including revenue and profitability targets and other organizational milestones.

     The Bonus payable hereunder shall be payable quarterly in accordance with the Company’s normal practices and policies and shall be determined with respect to the first three quarters of each fiscal year on the basis of unaudited quarterly financial statements and, with respect to the fourth quarter, on the basis of audited financial statements. The earned Bonus shall be paid within 30 days after such statements have been finally delivered to the Board of Directors or as otherwise agreed by the Board of Directors and the Executive.

          (c) Stock Option.

               (i) Initial Option. Effective as of the Effective Date, the Company shall grant the Executive an option (the “Initial Option”) to purchase 150,000 shares of the Company’s common stock (the “Initial Option Shares”) at the closing price per share the day prior to the Board of Directors meeting. The Initial Option shall vest as described in paragraph 4(c)(ii) below.

               (ii) Vesting. Subject to the accelerated vesting provisions set forth herein, the Option Shares will vest as to 25% of the shares subject to the Option one year after the date of grant, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Executive’s continued service to the Company on the relevant vesting dates. In addition, in the event that Executive’s employment is terminated by the Company without Cause (as defined below) or Employee terminates his employment for Good Reason (as defined below), or Executive is assigned to a position, without his consent, that is not equivalent to his current position as Vice President and Chief Financial Officer, within six months after a Change in Control (as defined below), the unvested portion of the Initial Option and additional options if any, shall automatically accelerate and the Executive shall have the right to exercise all or any portion of such Options, in addition to any portion of the Option(s) exercisable prior to such event.

     For purposes of this Agreement, the term “Change of Control” shall mean the occurrence of any of the following events:

                    (1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company’s then outstanding voting securities; provided, however, that a Change in Control shall be deemed to occur in the event any one individual becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the

Company representing thirty percent (30%) or more of the voting power represented by the Company’s then outstanding voting securities; or

                    (2) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                    (3) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy percent (70%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

               (iii) Option Provisions. The Initial Option and each additional option, if any, shall be granted under the Company’s 2000 Equity Incentive Plan Stock Option Plan (the “Stock Plan”) and, except as expressly provided otherwise in this paragraph 4, shall be subject to the terms and conditions of the Stock Plan and form of option agreement; provided, however, that the Company’s Board of Directors may, in its discretion, grant the Initial Option and/or the additional option(s), if any, outside of the Stock Plan, and any such Options shall include such other terms as the Board of Directors may specify that are not inconsistent with the terms hereof.

          (d) Car Allowance. During the Employment Period, the Executive shall receive a car allowance in the amount of $900.00 per month. This payment shall be made to employee on the first payroll check of each month.

     5. Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in employee benefit plans or programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

     6. Vacation. Executive will be entitled to accrue PTO at the rate of 120 hours per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

     7. Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive during the Employment Period (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures. The parties agree that for purposes of this paragraph, the Executive’s air travel shall be coach class domestically and business class internationally.

     8. Other Activities. The Executive shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. However, the Executive may devote a reasonable amount of his time to civic, community, or charitable activities and, with the prior written approval of the Board of Directors, to serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph.

     9. Severance.

          (a) Involuntary Termination Not for Cause. If Executive’s employment with the Company terminates other than voluntarily, without Good Reason (as defined herein) or for Cause (as defined herein), and Executive signs and does not revoke the Company’s severance and release agreement, then, subject to paragraph 11 of this Agreement, Executive shall be entitled to continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; and (ii) any unvested portion of the Option shall immediately vest and become exercisable.

          (b) Voluntary Termination; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive, without Good Reason or for Cause by the Company, then (i) all vesting of the Option will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (ii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

          (c) Involuntary Termination Not for Cause within Six (6) Months after Change of Control. If, within six (6) months following a Change of Control, Executive’s employment with the Company terminates other than voluntarily, without Good Reason (as defined herein) or for Cause (as defined herein), or because there is no position available in the new company equivalent to Executive’s current position of Vice President and Chief Financial Officer, and Executive signs and does not revoke the Company’s severance and release agreement, then, subject to paragraph 11, Executive shall be entitled to continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; and (ii) any unvested portion of the Option shall immediately vest and become exercisable.

          (d) Cause. For all purposes under this Agreement, “Cause” shall mean (i) willful failure by the Executive to substantially perform his duties hereunder, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment,

(ii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, (iii) a willful breach by the Executive of a material provision of this Agreement, or (iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Company. No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith without a reasonable belief that the act or omission was in the Company’s best interest. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of a termination for Cause, or for periods following the date when such a termination of employment is effective. The Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.

          (e) Good Reason. For purposes of this Agreement “Good Reason” shall mean the occurrence (without Executive’s consent) of any one of the following acts by the Company, or failure by the Company to act: (i) the assignment to Executive of duties that represent a substantial and material adverse alteration in the nature or status of his responsibilities as a senior executive officer of the Company, except in the event Executive is unable to or fails to perform his normal full-time duties and responsibilities with the Company as a result of incapacity due to physical or mental illness or incapacity; (ii) a reduction in the Base Salary as in effect on the date hereof; (iii) the relocation of the Company’s principal executive offices to a location outside of the San Francisco Bay Area (which includes the counties of San Francisco, Alameda, Santa Clara, Contra Costa, San Mateo and Marin) or the Company’s requiring Executive to be based anywhere other than the Company’s principal executive offices (but not including required travel on Company business); or (iv) the wrongful failure by the Company to pay Executive any portion of the Base Salary, Bonus or Benefits, or to pay to deferred compensation or benefits program of the Company, within 45 days of the date such Base Salary, Bonus, compensation or Benefit is due.

     10. Proprietary Information. During the Employment Period and thereafter, the Executive shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company. As an express condition of the Executive’s employment with the Company, the Executive agrees to execute confidentiality agreements as requested by the Company, including but not limited to the Company’s standard Proprietary Information and Employee Inventions Agreement (the “Confidentiality Agreement”), which is attached hereto as Exhibit A and incorporated herein by reference.

     11. Non-Solicitation.

          (a) Non-Solicitation. During the twelve (12) months after the termination of Executive’s employment with the Company for any reason, Executive agrees and acknowledges that Executive will not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave his or her employment either for Executive or for any other entity or person.

          (b) Conditional Nature of Severance Payments. Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in paragraph 9 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon compliance with the restriction in this paragraph 11.

     12. Right to Advice of Counsel. The Executive acknowledges that he has consulted with counsel and is fully aware of his rights and obligations under this Agreement.

     13. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall entitle the Executive to the benefits described in paragraph 9 of this Agreement, subject to the terms and conditions therein.

     14. Assignment. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries, provided, that such assignment will not relieve the Company of its obligations hereunder. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

     15. Absence of Conflict. The Executive represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

     16. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or, if earlier, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Executive:	Joseph J. Passarello
63 Morton Street
Palo Alto, CA 94303

If to the Company:	Boris Lipkin
c/o Therma-Wave
1250 Reliance Way
Fremont, CA 94539-6100

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.

     17. Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

     18. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     19. Arbitration.

          (a) Arbitration. In consideration of Executive’s employment with the “Company”, its promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this agreement, shall be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under State or Federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with employee.

          (b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the rules, the rules shall take precedence.

          (c) Remedy. Except as provided by the rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

          (d) Availability of injunctive relief. In accordance with Rule 1281.8 of the California Code of Civil Procedure, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of the employment, confidential information, invention assignment agreement between Executive and the Company or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

          (e) Administrative relief. Executive understands that this agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the department of fair employment and housing, the equal employment opportunity commission or the workers’ compensation board. This agreement does, however, preclude Executive from pursuing court action regarding any such claim.

          (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that he/she has been provided an opportunity to seek the advice of an attorney before signing this agreement.

     20. Integration. This Agreement, together with the Option Plan, Option Agreement and the Proprietary Information and Employee Inventions Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the Company.

     21. Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

     22. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of California. Executive hereby consents to the exclusive personal jurisdiction and venue of the courts of the federal and state courts in the State of California.

     23. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

     24. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     25. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

Therma-Wave, Inc.:
Boris Lipkin

By:	/s/ Boris Lipkin	Date: 6/21/05

Title:	President & CEO

EXECUTIVE:

/s/ Joseph J. Passarello		Date: 6/20/05

Joseph J. Passarello